EXHIBIT 10.50

September 2, 2004

Joan Platt

MarketWatch, Inc.

825 Battery St.

San Francisco, CA 94111

Re:	Termination of Employment Contract; Continued Employment

Dear Joan:

This letter confirms that (i) your Employment Agreement, dated March 15, 2003, with the Company will be terminated on September 7, 2004 (the “Termination Date”), and (ii) that you shall continue on as an employee of MarketWatch, Inc. (the “Company”) under the terms and conditions set forth herein.

Per Section 6.3 of the Employment Agreement, you shall receive the following severance benefits:

•	Your base salary in the amount of $295,000 shall be paid as salary continuation in equal payments for a period of one year after the Termination Date.

•	Your target bonus for the year in the amount of $147,500 shall be paid in equal installments for a period of one year after the Termination Date.

•	The unvested portion of any outstanding stock options held by you on the Termination Date shall immediately vest and become exercisable in full and shall be exercisable for a period of 90 days after the last day of the Term (defined below).

Continued Service. We are pleased that you have agreed to continue for an additional month to assist in the transition of your duties to the new chief financial officer, subject to the terms and conditions of employment set forth below.

•	Term. Your continued employment with the Company shall be from the Termination Date until October 8, 2004 (the “Term”), unless mutually agreed to be extended for an additional period of time.

•	Responsibilities. During the Term, you will have the following responsibilities:

•	Assist in the transition of your former duties as CFO to Paul Mattison.

•	Such other duties that are mutually agreed between you and the Company.

•	Compensation. Your current annual salary of $295,000 will continue to be paid on a semi-monthly basis, less applicable withholding and taxes as required by law. Your annual salary will be prorated as necessary to reflect the actual days of employment completed by you during the Term.

•	Stay On Bonus; Release. Upon completion of the Term, you shall be paid a stay on bonus in the amount of $25,000, less applicable withholding and taxes as required by law, in exchange for the Company’s standard release agreement. In the event the Company terminates you for cause during the Term, you will not be eligible to receive such bonus. “Cause” shall be defined as a willful failure by you to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment.

•	Expenses. The Company will reimburse you for all reasonable travel and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services during the Term, subject to review and approval by the Company.

•	Benefits. Your current employee benefits shall continue, including vacation, medical and dental coverage, employee savings, 401(k) plan and ESPP.

•	Payments; No Additional Severance Benefits. On the last day of the Term, you shall receive (i) reimbursement for your accrued vacation and expenses up to your last day of employment with the Company, and (ii) all accrued but unpaid base salary. In addition, upon completion of the required waiting period required by law and as stated in your release agreement, you shall receive the $25,000 stay on bonus. You shall not receive any additional severance benefits upon completion of the Term, other than the continued payment of your severance benefits pursuant to the terms of your terminated employment agreement.

•	Confidentiality Agreement; Code of Business Conduct. As a continuing employee of the Company, you will continue to be subject to the Employee Invention Assignment and Confidentiality Agreement and Code of Business Conduct and Ethics (including the trading policy therein) you signed.

•	At-Will Employment. Your continued employment with the Company is at will. This means that you may terminate your employment with the Company at any time, with or without notice or cause. The Company similarly may terminate your employment at any time, with or without notice or cause.

As confirmation of your acceptance of the terms of your continued employment, please sign and return this letter to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.

Very truly yours,

MarketWatch, Inc.

/s/ Larry Kramer
Larry Kramer
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

/s/ Joan Platt	Date signed:	09/02/04
Signature of Joan Platt